Exhibit 10.41

REVOLVING CREDIT NOTE

$5,000,000	Greensboro, North Carolina
March 31, 2021

FOR VALUE RECEIVED, the undersigned JOHN KEELER & CO. INC., a Florida corporation (“JKCO”) and COASTAL PRIDE SEAFOOD, LLC, a Florida limited liability company(“Coastal” and together with JKCO, each a “Borrower” and collectively the “Borrowers”), do hereby promise to pay to the order of LIGHTHOUSE FINANCIAL CORP., a North Carolina corporation (“Lender”), and its successors and assigns, ON DEMAND, but, in no event later than the Termination Date (as hereinafter defined), at 925 West Market Street, Greensboro, North Carolina 27402, or at such other place as Lender may from time to time designate in writing, the principal sum of FIVE MILLION DOLLARS ($5,000,000), or, if less, the aggregate unpaid balance of all Revolving Loans (as hereinafter defined) made by Lender to Borrowers under the revolving line of credit pursuant to, and in accordance with the terms of, the Loan Agreement (as hereinafter defined), the provisions of which are hereby incorporated by reference, in lawful money of the United States of America in federal or other immediately available funds.

Borrowers also unconditionally promises to pay interest on the unpaid principal amount of this Note for each day from the date hereof until repaid in full at a rate per annum equal to three and three quarters percent (3.75%) above the Base Rate (as hereinafter defined), payable monthly in arrears on the last day of each month commencing on the last day of the month hereof. Interest shall be computed on the basis of the actual number of days elapsed over a year of three hundred and sixty (360) days commencing on the date hereof and shall be adjusted automatically on the effective date of each change in the Base Rate.

In no contingency or event whatsoever shall Lender or any other holder of this Note be entitled to receive, collect or apply, as interest on any amount owing hereunder, any amount in excess of an amount which would result in a payment exceeding the maximum allowed to be charged pursuant to applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event of acceleration or demand of the indebtedness due under this Note, whether resulting from an Event of Default or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under applicable law may not include more than the maximum amount allowed by such applicable law, and any excess interest provided for herein or otherwise shall be canceled automatically as of the date of such acceleration or demand and if theretofore paid shall be applied to the reduction of the unpaid principal amount due hereunder or, if the unpaid principal amount due hereunder is paid in full, any remaining excess shall forthwith be refunded to Borrowers. In determining whether or not the interest paid, charged, or payable, under any specific contingency or provision under this Note or the Loan Agreement exceeds the highest maximum rate allowed pursuant to applicable law, Borrowers and Lender agree to the maximum extent permitted under applicable law (i) to characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) to exclude voluntary prepayments and the effects thereof, and (iii) that the total amount of interest contracted for, charged, or received shall be compared with the total amount of interest which could be contracted for, charged, or received throughout the term of this Note and the Loan Agreement as the maximum rate under applicable law.

For the purposes of this Note:

“Base Rate” shall mean the interest rate publicly announced from time to time by The Wall Street Journal as the prime rate. The Wall Street Journal’s “prime rate” means the highest prime rate as published daily in The Wall Street Journal under the heading “Money Rate.” In no event shall the Base Rate be less than 3.25%. The prime rate in effect at any time will change each time and as of the date that a new prime rate is published. In the event that The Wall Street Journal shall abolish or abandon the practice of announcing its prime rate or should the same be unascertainable, Lender shall designate a comparable reference rate which shall be deemed to be the Base Rate under the Loan Agreement and the other Loan Documents.

“Loan Agreement” shall mean the Loan and Security Agreement, dated of even date herewith, between Borrowers and Lender, as the same may be hereafter amended, modified, supplemented and restated from time to time.

“Revolving Loans” shall mean and refer to the revolving loans made by Lender to Borrowers under the Loan Agreement.

“Termination Date” shall mean the expiration of the Initial Term of the Loan Agreement pursuant to Section 10.2 or 10.3 thereof.

All other capitalized terms used in this Note without definition shall have the meanings ascribed to such terms in the Loan Agreement.

Borrowers, for themselves and their successors and assigns, expressly waives presentment for payment, demand, protest and notice of demand, notice of dishonor and notice of nonpayment and all other notices and consents that Lender may release or surrender, exchange or substitute any collateral security now held or which may hereafter be held as security for the payment of this Note.

This Note is the Revolving Credit Note issued to evidence Revolving Loans made by Lender to Borrowers under the Loan Agreement, and is secured in accordance with the terms of, and is entitled to the benefits of, the Loan Agreement. Payment of this Note is secured by the Collateral as described in the Loan Agreement.

This Note shall be governed by, construed and enforced in accordance with the internal laws, and not the laws of conflicts, of the State of North Carolina.

In the event that this Note shall at any time after maturity be placed with an attorney for collection, Borrowers agrees to pay, in addition to the entire unpaid principal balance and interest due hereunder, all collection costs, including reasonable attorneys’ fees, incurred by Lender in collecting the indebtedness due hereunder.

Upon and after the occurrence of an Event of Default, the unpaid principal amount of this Note shall bear interest, calculated daily on the basis of a 360-day year for the actual days elapsed at the per annum rate set forth above, plus, at the election of Lender evidenced by its written notice to Borrowers, additional post-default interest of three percent (3%) per annum until either such Event of Default is cured to Lender’s satisfaction or otherwise waived in writing by Lender or the indebtedness evidenced by this Note is paid in full.

[signature appears on the following page]

[signature page to Revolving Credit Note]

IN WITNESS WHEREOF, Borrowers have caused this Note to be executed by its duly authorized officer as of the date first above written.

JOHN KEELER & CO. INC., a Florida corporation

By:	/s/ John Keeler
Title:	CEO

COASTAL PRIDE SEAFOOD, LLC, a Florida limited liability company

By:	/s/ John Keeler
Title:	CEO

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